Exhibit 99.1

         Sonic Foundry Continues Revenue Growth and Improves
                Gross Margins for Third Fiscal Quarter


    MADISON, Wis.--(BUSINESS WIRE)--Aug. 3, 2004--

   Recent Investments in Sales, Marketing and R&D Lead to Fast-Paced
             Growth and Extended Guidance for Fiscal 2005

    Sonic Foundry(R), Inc. (Nasdaq:SOFO), a leading rich media solutions company, today announced results for its third fiscal quarter of 2004. The results are an early indication that Sonic Foundry's growth strategy is quickly taking hold. The company continues to rapidly grow a base of enthusiastic and loyal customers and partners who are helping it promote and build a strong foundation of solid revenue growth -- including recent new customers such as University of Maryland, The Mayo Clinic and Lockheed Martin.

    Highlights for the third quarter and nine-month period include:

    -- Revenues increase more than 200 percent. Quarterly revenues broke the million-dollar threshold for the first time since the company began implementing its new rich media strategy. For the third quarter, revenues were $1.2 million, or three times the $343,000 Sonic Foundry reported for the same period one year ago. Shipments of its Mediasite(TM) rich media presentation recorders escalated 38 percent from the prior second quarter of fiscal 2004. Nine-month revenues were $3.0 million, or four times the $734,000 recorded last year. The company continues to build rapid momentum in the marketplace -- revenues have grown successively each quarter since Mediasite was first introduced in late 2002.

    -- Gross margins show marked improvement. Gross margins improved significantly from the previous quarter and also from the third quarter one year ago. For third quarter 2004, gross margins rose to 62 percent, up from 54 percent reported last quarter, and up from the 43 percent reported in the third quarter of fiscal 2003. Gross margin improvements were attributed to a higher contribution from recurring service and maintenance revenues as well as an increase in average selling price per unit.

    -- Net loss improves year-to-year. For the third quarter, Sonic Foundry reported a net loss of $1.6 million, or five cents per share, nearly one-third the net loss of $4.5 million, or 16 cents per share, it reported one year earlier. For the nine-month period, the company reported a net loss of $4.0 million, or 14 cents per share, compared to $10.0 million, or 36 cents per share a year ago. The 2003 three- and nine-month periods included losses from discontinued operations of $2.7 and $4.6 million relating to business units sold in 2003. The company made investments this quarter in new sales staff recruiting, marketing, new product launch activities and participation in the June Infocomm 2004 tradeshow. All these factors are expected to accelerate overall growth. Nearly half the use of cash for the quarter was allocated to new product design and in-process inventory; expanded accounts receivables due to higher sales; and, added facilities and infrastructure to support new personnel.

    -- Building the pipeline through increased sales and marketing. During the past several months, the company has concentrated on recruiting and building its sales staff to meet the needs of greater market demand. Sales staffing has tripled since December and is now fully in place to service an expanding pipeline of qualified opportunities. Marketing activities, including public relations, have been instrumental in driving market leadership. Top publications within the A/V, technology and higher education press have rated Mediasite as one of the top, if not the top, products of its kind -- and one that addresses a real market need.

    -- An expanded family of Mediasite rich media presentation recorders and new ASP hosted service. At InfoComm, Sonic Foundry unveiled significant new additions to its line of Mediasite rich media presentation recorders. Key technology enhancements, such as videoconference recording, remote control, along with a new hardware chassis design, which will begin shipping in September, are extending Mediasite into new markets. In addition, the company announced RMxPRES(TM), the first hosted service for managing and streaming of Mediasite content. Offered through Pittsburgh-based BxVideo, RMxPRES allows Sonic Foundry to offer customers who have bandwidth, IT or cost constraints the ability to capture, record and deliver their presentations. Together, the expansion of Mediasite capabilities and services broaden Sonic Foundry's target customer base and helps position the company uniquely within the industry.

    -- A growing cache of multiple unit and repeat sales along with international expansion. Increasingly, Sonic Foundry is realizing a steady stream of multiple unit and repeat sales among its customer base, accounting for more than 15 percent of revenues in each of the last two quarters. Likewise, interest from the international community has triggered the first dealer signings and sales for Mediasite products overseas. Mediasite is now available in Japan, Brazil, Western Europe, Australia and the Middle East. Domestically, the company signed several additional new customers to its growing roster, including: Northeastern University, Wayne State University, Kent State University, Procter & Gamble and Sallie Mae.

    -- Future guidance. Based on its recent investments, strong market adoption and continued new product introductions, Sonic Foundry is forecasting revenue in excess of $10 million for fiscal 2005 with expectations for continuing annual growth in excess of 100 percent. The intense effort on expanding sales is expected to result in slightly higher sales and marketing costs initially, but should drive even faster market adoption while allowing the company to reach profitability sooner. At current growth and margin rates, the company expects to achieve break-even in latter fiscal 2005. Continued improvements in either category would allow the break-even target date to be reached sooner. With necessary personnel now in place, any additional headcount in 2005 is expected to be modest.

    "Within a year, we have turned the corner on successfully transforming Sonic Foundry into a fast-paced rich media technology company that is pioneering a brand new market," said Rimas Buinevicius, chairman and CEO of Sonic Foundry. "Our customers are repeatedly telling us that we have the best, most well thought out technology approach for capturing, archiving and delivering rich media. Their comments and purchasing behavior are our best indication of the strides we are making toward realizing our vision. With our pipeline growing, distinct product offerings and necessary infrastructure now in place, we are more confident than ever that Sonic Foundry is meeting an important market need that will ultimately provide returns for our customers, investors, employees and other stakeholders in the near- and long-term."
    Sonic Foundry will host a Webcast today to discuss its third quarter and nine-month 2004 results at 10:00 a.m. CT/11:00 a.m. ET. It will use Mediasite to Webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com. An archive of the Webcast will be available for 30 days.

    About Sonic Foundry(R), Inc.

    Founded in 1991, Sonic Foundry (Nasdaq:SOFO) is a provider of rich media communications technology for the enterprise. The company's high-performance rich media presentation systems are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs. Sonic Foundry is based in Madison, Wis. For more information about Sonic Foundry, visit the company's Web site at www.sonicfoundry.com.

    Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing multi-unit and repeat purchases, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.


                          Sonic Foundry, Inc.
                      Consolidated Balance Sheets
                 (in thousands except for share data)

                                              June 30,   September 30,
                                                2004          2003
                                             ----------- -------------
Assets                                       (unaudited)
Current Assets:
  Cash and cash equivalents                   $   4,545     $  12,623
  Short-term investments                          4,550             -
  Accounts receivable, net of allowances
   of $49 and $40                                 1,062           508
  Accounts receivable, other                         26           139
  Inventories                                       240           111
  Prepaid expenses and other current assets         443           214
                                               ---------     ---------
      Total current assets                       10,866        13,595
Property and equipment:
  Leasehold improvements                            180           132
  Computer equipment                                981           741
  Furniture and fixtures                            177            96
                                               ---------     ---------
   Total property and equipment                   1,338           969
   Less accumulated depreciation                    555           381
                                               ---------     ---------
     Net property and equipment                     783           588
Other assets:
  Goodwill and other intangibles, net             7,688         7,726
  Capitalized software development costs, net
   of amortization of $717 and $508                 683           892
                                               ---------     ---------
   Total other assets                             8,371         8,618
                                               ---------     ---------
Total assets                                  $  20,020     $  22,801
                                               =========     =========

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                            $     885     $   1,065
  Accrued liabilities                               763         1,263
  Unearned revenue                                  415           194
  Current portion of capital lease
   obligations                                        -            48
                                             -----------     ---------
     Total current liabilities                    2,063         2,570

  Deferred rent                                      29             -

Stockholders' equity:
  Preferred stock, $.01 par value, authorized
   5,000,000 shares; none issued and outstanding      -             -
  5% preferred stock, Series B, voting,
   cumulative, convertible, $.01 par value
   (liquidation preference at par),
   authorized 10,000,000 shares, none issued
   and outstanding                                    -             -
  Common stock, $.01 par value, authorized
   100,000,000 shares; 29,661,565 and
   28,684,449 issued and 29,591,315 and
   28,614,199 outstanding at June 30, 2004
   and September 30, 2003, respectively             297           287
  Additional paid-in capital                    169,315       168,106
  Accumulated deficit                          (151,489)     (147,532)
  Receivable for common stock issued                (27)         (462)
  Treasury stock, at cost, 70,250 shares           (168)         (168)
                                               ---------     ---------
     Total stockholders' equity                  17,928        20,231
                                               ---------     ---------
Total liabilities and stockholders' equity    $  20,020     $  22,801
                                               =========     =========



                          Sonic Foundry, Inc.
                       Statements of Operations
                 (in thousands except for share data)
                              (Unaudited)

                                       Three Months      Nine Months
                                      Ended June 30,    Ended June 30,
                                    ----------------- ----------------
                                      2004     2003     2004     2003
                                    -------  -------- -------  -------
Continuing Operations
Revenue:
Product sales                      $   959  $   343  $ 2,253  $   705
Customer support fees                  110        -      266       25
Other                                   85        -      475        4
                                    ------- --------  -------  -------
Total revenue                        1,154      343    2,994      734
Cost of revenue                        443      195    1,198      538
                                    -------  -------  -------  -------
Gross margin                           711      148    1,796      196

Operating expenses:
Selling and marketing expenses       1,176      641    2,722    2,128
General and administrative expenses    738      980    2,063    2,343
Product development expenses           420      330    1,181    1,136
                                    -------  -------  -------  -------
   Total operating expense           2,334    1,951    5,966    5,607
                                    -------  -------  -------  -------
Loss from operations                (1,623)  (1,803)  (4,170)  (5,411)
Other income (expense), net             25       (3)      81       (2)
                                    -------  -------  -------  -------
Loss from continuing operations     (1,598)  (1,806)  (4,089)  (5,413)

Discontinued operations:
Loss from operations of
 discontinued operations including
 $0 and $89 of income tax benefit
 in the three and nine months ended
 June 30, 2003                           -     (923)       -   (2,768)
Gain (loss) on disposal of
 discontinued operations                 -   (1,788)     132   (1,788)
                                   --------  -------  -------  -------
Income (loss) from discontinued
 operations                              -   (2,711)     132   (4,556)
                                   --------  -------  -------  -------
Net loss                           $(1,598) $(4,517) $(3,957) $(9,969)
                                    =======  =======  =======  =======

Loss per common share:
Continuing operations              $ (0.05) $ (0.06) $ (0.14) $ (0.20)
Discontinued operations                  -    (0.10)       -    (0.16)
                                   --------  ------- --------  -------
Net loss per common share - basic
 and diluted                       $ (0.05) $ (0.16) $ (0.14) $ (0.36)
                                    =======  =======  =======  =======



    CONTACT: Sonic Foundry, Inc.
             Press Contact:
             Catapult PR-IR
             Terri Douglas, 303-581-7760, ext. 18
             tdouglas@catapultpr-ir.com
             or
             Investor Contact:
             Strategic Growth International
             Rob Schatz, 212-838-1444
             rob@sgi-ir.com